Exhibit 10.62

December 31, 2018

Terry M. Rich

[address]

Re:	Resignation and Transition Agreement

Dear Terry,

This letter acknowledges and confirms your resignation as President and as a member of the Board of Directors of Alphatec Holdings, Inc. and as President and COO of Alphatec Spine, Inc. (collectively, “ATEC”), effective December 31, 2018 (the “Separation Date”).  You have been a valued member of the ATEC leadership team, and we desire you to provide ongoing consulting services for a transition period following your Separation Date. This letter contains the terms and conditions of your separation and the consulting services thereafter (the “Consulting Services”).

Consulting Services

Following the Separation Date, you agree to provide the Consulting Services through June 30,2019 (the “Consulting Term”).  The Consulting Services will include the following material terms:

•

Scope of Services:  As reasonably requested by ATEC’s Chief Executive Officer or his designee, to include knowledge transfer regarding Company distribution network historical practices, processes, strategy and decision-making; and retention of ATEC’s relationships with key employees, agents and customers.

•

Location for Performance of Services:  The Consulting Services shall be provided via telephone conference or email, whenever practicable. If circumstances reasonably require your presence at ATEC, we will agree to a mutually acceptable date and time.

•

Consulting Fee: A grant of seventy-five thousand (75,000) restricted shares of Alphatec Holdings, Inc. common stock, within five (5) days of the execution of this Agreement; and a lump-sum payment of $100,000, within five (5) days following the completion of the Consulting Term.  You agree that this Consulting Fee is conditioned upon your satisfactory completion of the Consulting Services, as needed, and that in the event you become unavailable or fail to fulfill the Consulting Services through the Consulting Term, your entitlement to the Consulting Fee will cease.  In addition to the Consulting Fee, all equity granted during your employment will continue to vest during the Consulting Term, according to the terms and conditions of each such equity grant.

•

Competitive Restriction and Additional Covenants:  During the term of the Consulting Services, you agree that you will not, on your own behalf or on behalf of any other person, partnership, association, corporation or other entity, directly or indirectly solicit (either verbally or in writing), or in any manner influence or induce (or attempt to influence or induce) any surgeon, hospital, surgery center, supplier or agent of ATEC to terminate, modify or amend its then-current relationship with the Company.  In addition, you further agree to honor the “Certain Post- Employment Covenants” enumerated in Sections 4 and 5 of the Separation and Release Agreement (the “Release”) attached hereto, including without limitation, the protection of ATEC proprietary information (Section 4(ii)), non-disclosure (Section 4(iii)), and non-disparagement (Section 5) provisions.  You agree that the provisions of Sections 4 and 5 of the Release are incorporated into this Agreement, and that you are bound by Sections 4 and 5 of the Release regardless of whether you sign and/or revoke acceptance of the Release.

Release of Claims and Related Consideration

In addition to the Consulting Services and Consulting Fees described herein, and in exchange for your execution and non-revocation of a release of claims (the Company's standard form of agreement, with changes necessary to effectuate this letter, referred to herein as the "Release"), the Company shall, within  five (5) days of the "Effective  Date" (as defined therein) of the Release, provide you with  the following consideration: (i) a lump sum payment of $300,000, subject to all appropriate tax withholdings; (ii) healthcare, vision and dental coverage for yourself and your family (should you make a timely COBRA election) through the earlier of June 30, 2020, or such time as you secure other coverage; (iii) all of your outstanding stock options shall convert to non-qualified stock options and shall remain exercisable until each such stock option's expiration date (as set forth in each option agreement); (iv) retention of your Company-issued laptop, iPad and phone (following  appropriate  retrieval  and removal  of  any ATEC proprietary and/or confidential information, to be conducted by the ATEC IT Department); and (v) up to$10,000 payment toward executive resume writing and/or transition services.

This letter supersedes and replaces all other agreements, written or verbal, regarding the rights, terms and conditions of your employment with, and separation by, the Company (except for the Separation and Release Agreement, referenced above and incorporated herein). Please sign and date this letter below, confirming your resignation and indicating your understanding and acceptance of the terms of your transition and Consulting Services, and return the signed letter to me.

We thank you for your efforts on behalf of ATEC, appreciate your willingness to assist the Company through a transition, and wish you the best in all of your future endeavors.

Sincerely,

/s/ Pat Miles

Pat Miles

Chairman & Chief Executive Officer

Confirmed, understood and accepted

/s/ Terry Rich	12/31/18
Terry Rich	Date